May 1, 2013

Sol & Tina Waxman Family Foundation, is lending Innovative Designs, Inc the amount of $100,000 Dollars, at an interest of 10%. Repayment of $110,000, interest included, will be made by December 31, 2013.

As collateral for this loan, Joseph Riccelli is pledging stock certificate #1766, for 250,000 shares of IVDN stock. In the event the above-mentioned loan is not repaid as stated, the Sol & Tina Waxman Family foundation will have the right to receive ownership of this stock certificate. Joseph Riccelli will personally guarantee this loan.

Upon repayment of this loan, the stock certificate is to be returned to Joseph Riccelli, completing this agreement.

/s/ Jeffrey M. Stone
Sol & Tina Waxman Family Foundation
Jeffrey M. Stone, President

/s/ Joseph Riccelli
Joseph Riccelli, CEO

/s/ Gregory P. Domian
Witness - Gregory P. Domian